Exhibit 99.1

United Online Announces Decision to Withdraw IPO of
Classmates Media Corporation

WOODLAND HILLS, Calif., December 12, 2007 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet and media services, today announced that its wholly-owned subsidiary, Classmates Media Corporation, intends to withdraw its S-1 registration statement as previously filed with the Securities and Exchange Commission.  United Online has determined that proceeding with the initial public offering (“IPO”) under current market conditions would not be in the best interests of its stockholders.

United Online expects to record transaction-related costs of approximately $4.5 million to $5.5 million during the fourth quarter ending December 31, 2007 in connection with its decision to withdraw the offering.  These costs are based on preliminary estimates and actual costs may prove higher or lower than these estimates.  These charges resulting from the decision not to proceed with the IPO were previously anticipated to be capitalized by United Online and will negatively impact United Online’s financial results for the quarter and year ending December 31, 2007.

About United Online

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer Internet and media services.  The company’s Content & Media services include online social networking (Classmates) and online loyalty marketing (MyPoints).  Its Communications services include Internet access (NetZero, Juno) and email.  United Online is headquartered in Woodland Hills, CA, with offices in: New York, NY; Fort Lee, NJ; Renton, WA; San Francisco, CA; Schaumburg, IL; Orem, UT; Erlangen, Germany; and Hyderabad, India.  For more information about United Online, please visit www.unitedonline.com.

Cautionary Information Regarding Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Information about potential factors that could affect the company’s business, financial condition and results of operations is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

CONTACT:	Investors:
Erik Randerson, CFA
818-287-3350
investor@untd.com

Media Inquiries:
Scott Matulis
818-287-3388
pr@untd.com